Albertsons Companies, Inc. Reports Third Quarter Results

Boise, ID - January 7, 2020
Albertsons Companies, Inc. (the "Company") today reported results for the third quarter of fiscal 2019, which ended November 30, 2019.
Third Quarter of Fiscal 2019 Highlights

•	Identical sales growth of 2.7%; marked the eighth consecutive quarter of identical sales growth

•	Net income of $55 million

•	Adjusted EBITDA of $634 million, slightly ahead of our expectations

•	Own Brands sales penetration reached a new high of 25.6%

•	Online home delivery and Drive Up and Go sales growth of 34%

•	Just for U registrations and digital coupon redemptions up 25% and 31%, respectively

"Our identical sales momentum continued in the third quarter, as our core business continues to deliver strong growth," said Vivek Sankaran, President and Chief Executive Officer. "We are focused on providing our customers with an easy shopping experience, exciting merchandise and friendly customer service in our omni-channel shopping environment, and creating deep and lasting customer relationships."

"Our productivity and cost reduction initiatives are also beginning to take shape, which we intend to use to fund strategic growth investments, offset cost inflation and support earnings growth," added Sankaran.

Third Quarter of Fiscal 2019 Results
Sales and other revenue increased 1.9% to $14.1 billion during the 12 weeks ended November 30, 2019 ("third quarter of fiscal 2019") compared to $13.8 billion during the 12 weeks ended December 1, 2018 ("third quarter of fiscal 2018"). The increase was driven by the Company's 2.7% increase in identical sales, partially offset by a reduction in sales related to store closures since the third quarter of fiscal 2018 and lower fuel sales. Identical sales continued to benefit from our growth in online home delivery and Drive Up and Go sales and Own Brands sales growth.
Gross profit margin increased to 28.3% during the third quarter of fiscal 2019 compared to 27.8% during the third quarter of fiscal 2018. Excluding the impact of fuel, gross profit margin increased 40 basis points compared to the third quarter of fiscal 2018, primarily due to improved product mix, including increased Own Brands penetration and lower shrink expense, partially offset by higher rent expense related to sale leaseback transactions.
Selling and administrative expenses increased to 27.0% of sales during the third quarter of fiscal 2019 compared to 26.5% of sales for the third quarter of fiscal 2018. Excluding the impact of fuel, selling and administrative expenses as a percentage of sales increased 40 basis points. The increase in selling and administrative expenses was primarily attributable to higher rent and occupancy costs and strategic investments in digital and technology initiatives.
Interest expense was $154.8 million during the third quarter of fiscal 2019 compared to $213.0 million during the third quarter of fiscal 2018. The decrease in interest expense was primarily attributable to lower average outstanding borrowings and lower average interest rates. The weighted average interest rate during the third quarter of fiscal

2019 was 6.3%, excluding amortization and write-off of deferred financing costs and original issue discount, compared to 6.5% during the third quarter of fiscal 2018.
Income tax expense was $12.9 million during the third quarter of fiscal 2019 compared to income tax benefit of $65.4 million during the third quarter of fiscal 2018.
Net income was $54.8 million during the third quarter of fiscal 2019 compared to net income of $45.6 million during the third quarter of fiscal 2018.
Adjusted EBITDA was $634.4 million, or 4.5% of sales, during the third quarter of fiscal 2019 compared to $649.7 million, or 4.7% of sales, during the third quarter of fiscal 2018. The slight decrease in Adjusted EBITDA was primarily attributable to strategic investments in digital and technology initiatives and higher rent and occupancy costs related to the sale leaseback transactions, offset by growth related to the Company's 2.7% increase in identical sales and continued improvements in shrink expense.

Year-To-Date Q3 2019 Results

Sales and other revenue increased 1.1% to $47.0 billion during the first 40 weeks of fiscal 2019 compared to $46.5 billion during the first 40 weeks of fiscal 2018. The increase in sales was driven by the Company's 2.1% increase in identical sales during the first 40 weeks of fiscal 2019, partially offset by a reduction in sales related to store closures and lower fuel sales.
Gross profit margin increased to 28.0% during the first 40 weeks of fiscal 2019 compared to 27.6% during the first 40 weeks of fiscal 2018. Excluding the impact of fuel, gross profit margin increased 30 basis points.
Selling and administrative expenses decreased to 26.7% of sales during the first 40 weeks of fiscal 2019 compared to 26.9% of sales during the first 40 weeks of fiscal 2018. Excluding the impact of fuel, selling and administrative expenses as a percentage of sales decreased 30 basis points.
Interest expense was $557.5 million during the first 40 weeks of fiscal 2019 compared to $662.5 million for the first 40 weeks of fiscal 2018. The decrease in interest expense primarily reflects lower average outstanding borrowings and lower average interest rates.
Adjusted EBITDA was $2,078.8 million, or 4.4% of sales, during the first 40 weeks of fiscal 2019 compared to $2,014.1 million, or 4.3% of sales, during the first 40 weeks of fiscal 2018. The increase in Adjusted EBITDA was primarily attributable to the Company's increase in identical sales and higher gross profit margin due in part to higher fuel margin and continued improvements in shrink expense, partially offset by incremental rent expense from sale leaseback transactions, higher employee wage and benefit costs and strategic investments in digital and technology initiatives.

Liquidity, Capital Investments and Strategic Transactions
Net cash provided by operating activities was $1,387.0 million during the first 40 weeks of fiscal 2019 compared to $1,069.1 million during the first 40 weeks of fiscal 2018. The increase in cash flow from operations compared to last year was primarily due to improvements in Adjusted EBITDA, lower acquisition and integration costs, lower interest payments and lower contributions to defined benefit pension plans and post-retirement benefit plans, partially offset by changes in working capital and an increase in income taxes paid primarily related to the Company's sale leaseback transactions.

During the first 40 weeks of fiscal 2019, the Company spent approximately $1.1 billion in capital expenditures, which included investments in strategic technology, the completion of 153 remodel projects and the opening of 12 new stores.

Financing Updates
On November 22, 2019, the Company completed the issuance of $750.0 million of principal amount of 4.625% Senior Unsecured Notes which will mature on January 15, 2027 (the "2027 Notes"). Net proceeds from the sale of the 2027 Notes were used to repay approximately $743 million of the Company's term loans.
Since the beginning of fiscal 2019, the Company has reduced the amount of its outstanding debt by over $1.8 billion. As of the end of the third quarter of fiscal 2019, the Company's total net debt to Adjusted EBITDA ratio was 3.0x compared to 3.9x as of the end of the third quarter of fiscal 2018.

About Albertsons Companies
Albertsons Companies is a leading food and drug retailer in the United States. As of November 30, 2019, the Company operated 2,260 retail food and drug stores with 1,732 pharmacies, 402 associated fuel centers, 23 dedicated distribution centers and 20 manufacturing facilities. The Company's stores predominantly operate under the banners Albertsons, Safeway, Vons, Pavilions, Randalls, Tom Thumb, Carrs, Jewel-Osco, Acme, Shaw's, Star Market, United Supermarkets, Market Street, Amigos, Haggen and United Express. Albertsons Companies is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In fiscal 2018 alone, along with the Albertsons Companies Foundation, the Company donated approximately $262 million in food and financial support. These efforts helped millions of people in the areas of hunger relief, education, cancer research and treatment, programs for people with disabilities and veterans outreach.

Forward-Looking Statements, Non-GAAP Measures and Identical Sales
This earnings report may include forward-looking statements within the meaning of the federal securities laws. Forward-looking statements contain information about future operating or financial performance. Forward-looking statements are based on the Company's current expectations and assumptions about market conditions and our future operating performance which the Company believes to be reasonable at this time. The Company's results may vary significantly from quarter to quarter, and these expectations and assumptions involve risks and uncertainties, including changes in macroeconomic conditions and the Company's industry, failure to achieve anticipated synergies and cost-savings, increased rates of food price inflation or deflation and other factors, that could cause actual results or events to be materially different from those anticipated. The Company undertakes no obligation to update or revise any such statements as a result of new information, future events or otherwise.

EBITDA and Adjusted EBITDA together with the total Net Debt to Adjusted EBITDA ratio (collectively, the "Non-GAAP Measures") are performance measures that provide supplemental information the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income and gross profit. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing the Company's ongoing operating performance, and thereby facilitate review of its operating performance on a period-to-period basis. Other companies may have different capital structures or different lease terms, and comparability to the Company's results of operations may be impacted by the effects of acquisition accounting on its depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, the Company believes EBITDA and Adjusted EBITDA provide helpful information to analysts and investors to facilitate a comparison of its operating performance to that of other companies. The Company also uses Adjusted EBITDA, as further adjusted for additional items defined in its debt instruments, for board of director and bank compliance reporting. The Company's presentation of Non-GAAP Measures should not be construed as an implication that its future results will be unaffected by unusual or non-recurring items.

As used in this earnings release, the term “identical sales” includes stores operating during the same period in both the current fiscal year and the prior fiscal year, comparing sales on a daily basis. Direct to consumer internet sales are included in identical sales, and fuel sales are excluded from identical sales.

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(dollars in millions)
(unaudited)

	12 weeks ended		40 weeks ended
	November 30, 2019	December 1, 2018	November 30, 2019	December 1, 2018
Net sales and other revenue	$14,103.2	$13,840.4	$47,018.3	$46,517.9
Cost of sales	10,108.1	9,988.0	33,842.1	33,682.0
Gross profit	3,995.1	3,852.4	13,176.2	12,835.9

Selling and administrative expenses	3,807.2	3,665.9	12,548.4	12,500.7
(Gain) loss on property dispositions and impairment losses, net	(18.7)	12.1	(482.7)	(163.7)
Operating income	206.6	174.4	1,110.5	498.9

Interest expense, net	154.8	213.0	557.5	662.5
Loss on debt extinguishment	—	9.5	65.8	9.5
Other income, net	(15.9)	(28.3)	(21.9)	(88.3)
Income (loss) before income taxes	67.7	(19.8)	509.1	(84.8)

Income tax expense (benefit)	12.9	(65.4)	110.5	(80.3)
Net income (loss)	$54.8	$45.6	$398.6	$(4.5)

Margins
Gross profit	28.3%	27.8%	28.0%	27.6%
Selling and administrative expenses	27.0%	26.5%	26.7%	26.9%

Store data
Number of stores at end of quarter	2,260	2,277

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	November 30, 2019	February 23, 2019
ASSETS
Current assets
Cash and cash equivalents	$406.4	$926.1
Receivables, net	501.2	586.2
Inventories, net	4,624.2	4,332.8
Other current assets	447.8	404.9
Total current assets	5,979.6	6,250.0

Property and equipment, net	9,222.0	9,861.3
Operating lease right-of-use assets	5,836.1	—
Intangible assets, net	2,123.9	2,834.5
Goodwill	1,183.3	1,183.3
Other assets	646.7	647.5
TOTAL ASSETS	$24,991.6	$20,776.6

LIABILITIES
Current liabilities
Accounts payable	$3,183.2	$2,918.7
Accrued salaries and wages	1,099.9	1,054.7
Current maturities of long-term debt and finance lease obligations	133.3	148.8
Current maturities of operating lease obligations	549.7	—
Other current liabilities	1,006.1	1,030.5
Total current liabilities	5,972.2	5,152.7

Long-term debt and finance lease obligations	8,615.9	10,437.6
Long-term operating lease obligations	5,430.5	—
Deferred income taxes	711.3	561.4
Other long-term liabilities	1,851.1	3,174.2

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock	2.8	2.8
Additional paid-in capital	1,823.5	1,814.2
Treasury stock, at cost	(25.8)	(25.8)
Accumulated other comprehensive income	85.6	91.3
Retained earnings (accumulated deficit)	524.5	(431.8)
Total stockholders' equity	2,410.6	1,450.7
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$24,991.6	$20,776.6

The Company adopted ASU 2016-02, Leases (Topic 842), and related amendments as of February 24, 2019 under the modified retrospective approach and, therefore, has not revised comparative periods.

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	40 weeks ended
	November 30, 2019	December 1, 2018
Cash flows from operating activities:
Net income (loss)	$398.6	$(4.5)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on property dispositions and impairment losses, net	(482.7)	(163.7)
Depreciation and amortization	1,281.9	1,340.8
Operating lease right-of-use assets amortization	418.3	—
LIFO expense	18.9	15.7
Deferred income tax	(40.6)	(135.2)
Contributions to pension and post-retirement benefit plans, net of (income) expense	(16.2)	(178.2)
Amortization and write-off of deferred financing costs	35.4	38.3
Loss on debt extinguishment	65.8	9.5
Equity-based compensation expense	24.8	35.5
Other	8.9	(35.9)
Changes in operating assets and liabilities
Receivables, net	84.9	47.1
Inventories, net	(310.4)	(234.0)
Accounts payable, accrued salaries and wages and other accrued liabilities	322.4	347.4
Operating lease liabilities	(385.5)	—
Other operating assets and liabilities	(37.5)	(13.7)
Net cash provided by operating activities	1,387.0	1,069.1

Cash flows from investing activities:
Payments for property, equipment and intangibles, including payments for lease buyouts	(1,083.7)	(916.9)
Proceeds from sale of assets	1,061.0	529.3
Other	(2.7)	27.0
Net cash used in investing activities	(25.4)	(360.6)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,518.0	1,365.8
Payments on long-term borrowings	(3,300.8)	(2,113.8)
Payments of obligations under finance leases	(78.3)	(74.5)
Payments for debt financing costs	(25.5)	(18.6)
Purchase of treasury stock, at cost	—	(25.8)
Other	(26.1)	(36.3)
Net cash used in financing activities	(1,912.7)	(903.2)

Net decrease in cash and cash equivalents and restricted cash	(551.1)	(194.7)
Cash and cash equivalents and restricted cash at beginning of period	967.7	680.8
Cash and cash equivalents and restricted cash at end of period	$416.6	$486.1

Albertsons Companies, Inc. and Subsidiaries
Adjusted EBITDA
(in millions)

The following table is a reconciliation of Net income (loss) to Adjusted EBITDA:

	12 weeks ended		40 weeks ended
	November 30, 2019	December 1, 2018	November 30, 2019	December 1, 2018
Net income (loss)	$54.8	$45.6	$398.6	$(4.5)
Depreciation and amortization	384.3	401.6	1,281.9	1,340.8
Interest expense, net	154.8	213.0	557.5	662.5
Income tax expense (benefit)	12.9	(65.4)	110.5	(80.3)
EBITDA	606.8	594.8	2,348.5	1,918.5

Integration costs (1)	14.0	29.5	36.4	164.4
Acquisition-related costs (2)	3.4	8.3	14.6	65.8
Equity-based compensation expense	7.2	9.9	24.8	35.5
Loss on debt extinguishment	—	9.5	65.8	9.5
(Gain) loss on property dispositions and impairment losses, net (3)	(18.7)	12.1	(482.7)	(163.7)
LIFO expense	2.6	2.8	18.9	15.7
Other (4)	19.1	(17.2)	52.5	(31.6)
Adjusted EBITDA	$634.4	$649.7	$2,078.8	$2,014.1
(1) Related to conversion activities and related costs associated with integrating acquired businesses, primarily the Safeway acquisition.
(2) Includes expenses related to acquisitions (including the mutually terminated merger with Rite Aid Corporation in fiscal 2018) and expenses related to management fees paid in connection with acquisition and financing activities.
(3) Primarily due to gains related to sale leaseback transactions.
(4) Primarily includes lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, net realized and unrealized gains and losses related to non-operating investments, adjustments for unconsolidated equity investments and adjustments to contingent consideration.

The following table is the total net debt to Adjusted EBITDA ratio on a rolling four quarter 52-week basis:

	November 30, 2019	December 1, 2018
Total debt (including finance leases and excluding operating leases)	$8,749.2	$10,977.9
Cash and cash equivalents	406.4	462.6
Total debt net of cash	8,342.8	10,515.3

Rolling four quarters Adjusted EBITDA	$2,806.0	$2,726.1

Total net debt to Adjusted EBITDA ratio	3.0	3.9

Albertsons Companies, Inc. and Subsidiaries
Adjusted EBITDA
(in millions)

The following table is a reconciliation of Net income to Adjusted EBITDA on a rolling four quarter 52-week basis:

	Rolling four quarters ended
	November 30, 2019	December 1, 2018
Net income	$534.2	$383.8
Depreciation and amortization	1,679.9	1,776.9
Interest expense, net	725.8	858.1
Income tax expense (benefit)	111.9	(453.3)
EBITDA	3,051.8	2,565.5

Integration costs (1)	58.3	209.6
Acquisition-related costs (2)	22.2	76.8
Equity-based compensation expense	37.0	56.8
Loss on debt extinguishment	65.0	9.8
Gain on property dispositions and impairment losses, net (3)	(484.0)	(163.8)
LIFO expense (benefit)	11.2	(5.3)
Other (4)	44.5	(23.3)
Adjusted EBITDA	$2,806.0	$2,726.1
(1) Related to conversion activities and related costs associated with integrating acquired businesses, primarily the Safeway acquisition.
(2) Includes expenses related to acquisitions (including the mutually terminated merger with Rite Aid Corporation in fiscal 2018) and expenses related to management fees paid in connection with acquisition and financing activities.
(3) Primarily due to gains related to sale leaseback transactions.
(4) Primarily includes lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, net realized and unrealized gains and losses related to non-operating investments, adjustments for unconsolidated equity investments and adjustments to contingent consideration.